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                                                                   EXHIBIT 10.2

                                  WEST GEORGIA
                                 NATIONAL BANK

                 AMENDMENT TO BONUS AND STOCK OPTION AGREEMENT

         For and in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged, L. Leighton Alston ("Individual") and WGNB Corp. ("Corporation") hereby amend the Bonus and Stock Option Agreement between them dated as of May 11, 1993.

         Section 2.1 shall be changed to read as follows:

         2.1 Corporation grants to Individual the option to acquire shares of the common stock of Corporation on an annual basis ("Option Shares") in an amount equal to 0.75 times the quotient (rounded to the nearest whole share) which shall be determined by dividing (a) the Cash Bonus due to Individual pursuant to Section 1 for the applicable year, by (b) the Market Value Per Share of the common stock of Corporation. Market Value Per Share shall be measured by the volume weighted average closing price for the ninety calendar day period ending with the date of the grant, except that the grant date price shall be taken as of within an hour before the time of the grant.

         Section 2.2 shall be changed to read as follows:

         2.2 The date of grant of the Option Shares shall be as of December 31 of each applicable year, however, the actual date of grant may occur at the first or second board meeting of the Corporation in the following year, with the calculation in Section 2.1. being made as of that date. The Option Shares shall be granted commencing with the year ended December 31, 1992 and terminating with the year ending December 31, 2005. The Option Shares may not be exercised prior to five years from the date of grant of options for any applicable year and may not be exercised more than 10 years after the date of grant for any applicable year. By example, the Option Shares subject to the option granted as of December 31, 2002 may not be exercised prior to December 31, 2007 nor after December 31, 2012.

         Section 2.3 shall be changed to read as follows:

         2.3 The exercise price to be paid by Individual to Corporation upon exercise of Option Shares shall be equal to the product of (a) the Market Value Per Share of the common stock of the Corporation as calculated pursuant to
Section 2.1, multiplied times (b) the number of Option Shares acquired through exercise.

         All other terms and conditions of the Bonus and Stock Option Agreement shall remain in full force and effect and are not changed in any manner by the execution of this Amendment.


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         Executed this 17th day of June, 2002

         WGNB Corp.

         /s/ Richard A. Duncan
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         By:  RICHARD A. DUNCAN
         Its:  EXECUTIVE VICE PRESIDENT

         Executed this 17th day of June, 2002

         L. Leighton Alston:

         /s/ L. Leighton Alston
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